Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

eBay Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Common Stock, par value $0.001 per share	Other	30,000,000	$32.02 (2)	$960,600,000	0.0000927	$89,047.62
Total Offering Amounts					$960,600,000		$89,047.62
Total Fee Offsets							$0.00
Net Fee Due							$89,047.62

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the eBay Inc. Employee Stock Purchase Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected that results in an increase in the number of outstanding shares of common stock of the Registrant.
(2)	Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the amount of the registration fee, based on 85% of $37.67, which is the average of the high and low sale prices of the common stock of the Registrant, as reported on the Nasdaq Global Select Market on September 29, 2022. Pursuant to the Plan, the purchase price of the shares of common stock of the Registrant reserved for issuance thereunder will be 85% of the lesser of the fair market value of the common stock of the Registrant on the first business day of an offering period or the applicable purchase date.